Exhibit 99.(a)(1)(G)

FORM OF FINAL ELECTION CONFIRMATION STATEMENT: REJECTED OFFER

The Hain Celestial Group, Inc.

FINAL Election Confirmation Statement: Rejected Offer

Name: [ ]	Employee ID: [ ]

The Offer to Amend Eligible Options has expired. Your FINAL election for the Offer to Amend Eligible Options has been recorded as follows:

☒ Amend NO Eligible Options

Original Grant Date	Option Number	Original Exercise Price	Number of Shares Currently Subject to Eligible Options	Revised Measurement Date	FMV of Company Common Stock on Revised Measurement Date

You have rejected the Offer and therefore you are not entitled to receive a Cash Bonus pursuant to the Offer.

This is your FINAL Election Confirmation Statement. Please print a copy of this statement and keep it in a safe place.

53